Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan, of our reports dated November 23, 2010, with respect to the consolidated financial statements and schedule of AmerisourceBergen Corporation, and the effectiveness of internal control over financial reporting of AmerisourceBergen Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
May 6, 2011